Exhibit 10.8

Advanced Micro Devices, Inc.

Executive Incentive Plan

March 2006

1.	Purposes.

The purposes of the Advanced Micro Devices, Inc. (“AMD”) Executive Incentive Plan are to motivate the Company’s key employees to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward key employees for improving the Company’s financial performance, and help attract and retain key employees. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

2.	Definitions.

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

A.	“Award” means, with respect to each Participant, any cash incentive payment made under the Plan for a Performance Period.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.	“Committee” means the Compensation Committee of AMD’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. With respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall be comprised solely of two or more directors who are “outside directors” under Section 162(m) of the Code.

D.	“Company” means AMD and any corporation or other business entity of which AMD (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E.	“Key Employee” means any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company.

F.	“Participant” means any Key Employee to whom an Award is granted under the Plan.

G.	“Performance Period” means any fiscal year of the Company or such other longer period than a fiscal year as determined by the Committee.

H.	“Plan” means this Plan, which shall be known as the AMD Executive Incentive Plan.

3.	Administration.

A.	The Plan shall be administered by the Committee. Subject to the requirements for qualifying payments hereunder as performance-based compensation under Section 162(m) of the Code, the Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Key Employees to receive Awards;

(iv)	determine the terms of Awards;

(v)	determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify as performance-based compensation under Section 162(m) of the Code);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Key Employees to receive Awards; and

(xii)	amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code.

B.	The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance based compensation under Section 162(m) of the Code.

4.	Eligibility.

Only Key Employees as designated by the Committee are eligible to become Participants in the Plan. No person shall be automatically entitled to participate in the Plan.

5.	Performance Goals.

A.	The Committee shall set forth in writing objectively determinable performance goals (“Performance Goals”) applicable to a Participant for a Performance Period prior to the commencement of such Performance Period, provided, however, that such goals may be established after the start of the Performance Period but in no event later than the latest time permitted by Section 162(m) of the Code with respect to any payments intended to qualify as performance-based compensation under Section 162(m) of the Code (generally, for Performance Periods of one year or more, no later than 90 days after the commencement of the Performance Period) (the “162(m) Determination Date”).

B.	Each Performance Goal shall relate to one or more of the following business criteria of the Company and/or any business unit that are to be monitored during the fiscal year (or performance period):

· Net income	· Stockholder return

· Earnings per share	· Revenue

· Return on investment	· Revenue growth

· Operating income	· Market share

· Strategic positioning programs	· Return on net assets

· Cash flow	· Return on equity

· New product releases

C.	On or prior to the 162(m) Determination Date, the Committee shall establish in writing a bonus formula specifying the target level of performance that must be achieved with respect to each criterion that is identified in a Performance Goal in order for an Award to be payable and shall, for each Participant, establish in writing a target Award payable under the Plan for the Performance Period upon attainment of the Performance Goals.

D.	In the event Performance Goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the Performance Goal relating to any one or more of such criteria, provided the Performance Goals, when established, are stated as alternatives to one another at the time the Performance Goal is established.

6.	Awards.

A.	During any fiscal year of the Company, no Participant shall receive an Award of more $10,000,000.

B.	No Award shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the attainment of the Performance Goals to the extent required by Section 162(m) of the Code. Although the Committee may in its sole discretion eliminate or reduce an Award payable to a Participant pursuant to the applicable bonus formula, the Committee shall have no discretion to increase the amount of a Participant’s Award as determined under the applicable bonus formula.

C.	Unless otherwise directed by the Committee, each Award shall be paid as soon as practicable after the end of the Performance Period to which such Award relates.

D.	The payment of an Award requires that the Participant be on the Company’s payroll as of the date of payment of the Award. Subject to the requirements for qualifying payments hereunder as performance-based compensation under Section 162(m) of the Code, the Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion.

E.	The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.	At the discretion of the Committee, payment of an Award or any portion thereof may be deferred until a time established by the Committee. Deferrals shall be unfunded and shall be made in accordance with guidelines established by the Committee to ensure that such deferrals comply with applicable requirements of the Code and its regulations. Deferrals shall be initiated by the delivery of a written, irrevocable election by the Participant to the Committee or its nominee. Such election shall be made prior to the date specified by the Committee. The Committee may also credit earnings on cash payments that are deferred and set the rates of such interest.

7.	General.

A.	No Awards shall be paid under the Plan unless and until the Company’s stockholders shall have approved the Plan and the business criteria set forth above as required by Section 162(m) of the Code. So long as the

Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval by the Company’s stockholders in the fifth year after it shall have first been approved by the Company’s stockholders, and every fifth year thereafter. In addition, the Plan shall be resubmitted to the Company’s stockholders for approval as required by Section 162(m) of the Code if it is amended in any way that changes the material terms of the Plan, including by materially modifying the business criteria set forth above, increasing the maximum Award payable under the Plan or changing the Plan’s eligibility requirements.

B.	Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C.	Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Key Employee or other individual the right to be selected as a Participant or to be granted an Award.

D.	To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of California.

F.	The Board may amend or terminate the Plan at any time and for any reason, subject to stockholder approval as described above.